SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 10)

UNDER THE SECURITIES EXCHANGE ACT OF 1934*

Red Rock Resorts, Inc.

(Name of Issuer)

Common A Common Stock, par value $0.01

(Title of Class of Securities)

75700L108

(CUSIP Number)

Frank J. Fertitta III

1505 South Pavilion Center Drive

Las Vegas, Nevada 89135

(702) 495-3000

with a copy to:

Deborah J. Conrad, Esq.

Milbank LLP

2029 Century Park East, 33rd Floor

Los Angeles, California 90067

(424) 386-4000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 27, 2021

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 75700L108	Page 2 of 23 Pages

(1)	Name of reporting person Fertitta Business Management LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 27,571,174
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 27,571,174
(11)	Aggregate amount beneficially owned by each reporting person 27,571,174
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 28.15%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 3 of 23 Pages

(1)	Name of reporting person FI Station Investor LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 22,144,882
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 22,144,882
(11)	Aggregate amount beneficially owned by each reporting person 22,144,882
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 23.95%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 4 of 23 Pages

(1)	Name of reporting person FBM Sub 1 LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 5,864,340
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 5,864,340
(11)	Aggregate amount beneficially owned by each reporting person 5,864,340
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 7.69%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 5 of 23 Pages

(1)	Name of reporting person The Frank J. Fertitta, III and Jill Ann Fertitta Family Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 2,697,535
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 2,697,535
(11)	Aggregate amount beneficially owned by each reporting person 2,697,535
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 3.83%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 6 of 23 Pages

(1)	Name of reporting person FJF, LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 2,697,535
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 2,697,535
(11)	Aggregate amount beneficially owned by each reporting person 2,697,535
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 3.83%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 7 of 23 Pages

(1)	Name of reporting person The Lorenzo J. Fertitta and Teresa Jo Fertitta Family Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 2,697,535
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 2,697,535
(11)	Aggregate amount beneficially owned by each reporting person 2,697,535
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 3.83%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 8 of 23 Pages

(1)	Name of reporting person Frank J. Fertitta, III 2006 Irrevocable Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 843,134
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 843,134
(11)	Aggregate amount beneficially owned by each reporting person 843,134
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 1.20%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 9 of 23 Pages

(1)	Name of reporting person Lorenzo J. Fertitta 2006 Irrevocable Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 843,134
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 843,134
(11)	Aggregate amount beneficially owned by each reporting person 843,134
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 1.20%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 10 of 23 Pages

(1)	Name of reporting person Fertitta Holdco LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 22,144,882
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 22,144,882
(11)	Aggregate amount beneficially owned by each reporting person 22,144,882
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 23.95%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 11 of 23 Pages

(1)	Name of reporting person Fertitta Investment LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 20,434,797
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 20,434,797
(11)	Aggregate amount beneficially owned by each reporting person 20,434,797
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 22.51%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 12 of 23 Pages

(1)	Name of reporting person KVF Investments, LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 8,415,328
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 8,415,328
(11)	Aggregate amount beneficially owned by each reporting person 8,415,328
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 10.68%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 13 of 23 Pages

(1)	Name of reporting person LNA Investments, LLC
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 8,415,328
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 8,415,328
(11)	Aggregate amount beneficially owned by each reporting person 8,415,328
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 10.68%
(14)	Type of reporting person (see instructions) OO (Limited Liability Company)

SCHEDULE 13D

CUSIP No. 75700L108	Page 14 of 23 Pages

(1)	Name of reporting person F & J Fertitta Family Business Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 13,785,587
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 13,785,587
(11)	Aggregate amount beneficially owned by each reporting person 13,785,587
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 16.38%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 15 of 23 Pages

(1)	Name of reporting person L & T Fertitta Family Business Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 13,785,587
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 13,785,587
(11)	Aggregate amount beneficially owned by each reporting person 13,785,587
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 16.38%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 16 of 23 Pages

(1)	Name of reporting person F & J Fertitta Grandchildren’s 2020 Irrevocable Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 675,000
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 675,000
(11)	Aggregate amount beneficially owned by each reporting person 675,000
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 0.96%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 17 of 23 Pages

(1)	Name of reporting person L & T Fertitta Grandchildren’s 2020 Irrevocable Trust
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Nevada
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 675,000
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 675,000
(11)	Aggregate amount beneficially owned by each reporting person 675,000
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 0.96%
(14)	Type of reporting person (see instructions) OO (Trust)

SCHEDULE 13D

CUSIP No. 75700L108	Page 18 of 23 Pages

(1)	Name of reporting person Frank J. Fertitta III
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization U.S.A
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 48,617,499
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 48,617,499
(11)	Aggregate amount beneficially owned by each reporting person 48,617,499
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 42.37%
(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 75700L108	Page 19 of 23 Pages

(1)	Name of reporting person Lorenzo J. Fertitta
(2)	Check the appropriate box if a member of a group (a) ☐ (b) ☐
(3)	SEC use only
(4)	Source of funds OO (See Item 3)
(5)	Check box if disclosure of legal proceeding is required pursuant to items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization U.S.A
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 48,617,499
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 48,617,499
(11)	Aggregate amount beneficially owned by each reporting person 48,617,499
(12)	Check box if the aggregate amount in row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in row (11) 42.37%
(14)	Type of reporting person (see instructions) IN

SCHEDULE 13D

CUSIP No. 75700L108	Page 20 of 23 Pages

EXPLANATORY NOTE

This Amendment No. 10 to Schedule 13D (this “Amendment No. 10”) amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2016 (the “Original Schedule 13D”), as amended by Amendment No. 1 to Schedule 13D filed with the SEC on May 20, 2016 (“Amendment No. 1), as amended by Amendment No. 2 to Schedule 13D filed with the SEC on August 12, 2019 (“Amendment No. 2”), as amended by Amendment No. 3 to Schedule 13D filed with the SEC on August 16, 2019 (“Amendment No. 3”), as amended by Amendment No. 4 to Schedule 13D filed with the SEC on August 23, 2019 (“Amendment No. 4”), as amended by Amendment No. 5 to Schedule 13D filed with the SEC on August 10, 2020 (“Amendment No. 5”), as amended by Amendment No. 6 to Schedule 13D filed with the SEC on August 11, 2020 (“Amendment No. 6”), as amended by Amendment No. 7 to Schedule 13D filed with the SEC on August 13, 2020 (“Amendment No. 7”), as amended by Amendment No. 8 to Schedule 13D filed with the SEC on August 19, 2020 (“Amendment No. 8”), as amended by Amendment No. 9 to Schedule 13D filed with the SEC on August 25, 2020 (“Amendment No. 9” and together with the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7 and Amendment No. 8 the “Schedule 13D”), as specifically set forth herein. Capitalized terms used but not defined in this Amendment No. 10 have the meanings given to such terms in the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8 and Amendment No. 9, as the case may be.

Item 2. Identity and Background

The second paragraph of Item 2(a) is amended and restated in its entirety to read as follows:

This Schedule 13D is being filed by (i) FI Station Investor LLC (“FI Station”), in its capacity as the record owner of the Issuer’s securities as set forth herein; (ii) Fertitta Investment LLC (Fertitta Investment), in its capacity as the majority member of FI Station; (iii) KVF Investments, LLC (KVF), in its capacity as a member of FI Station and Fertitta Investment; (iv) LNA Investments, LLC (LNA), in its capacity as a member of FI Station and Fertitta Investment; (v) FBM Sub 1 LLC (FBM Sub 1), in its capacity as a record owner of the Issuer’s securities as set forth herein; (vi) Fertitta Business Management LLC (FBM), in its capacity as the record owner of the Issuer’s securities as set forth herein and as a member of Fertitta Investment and the member of FBM Sub 1; (vii) F & J Fertitta Family Business Trust (the F&J Trust), in its capacity as a member of FBM; (viii) L & T Fertitta Family Business Trust (the L&T Trust), in its capacity as a member of FBM; (ix) Fertitta Holdco LLC (Fertitta Holdco), in its capacity as manager of FI Station and Fertitta Investment; (x) The Frank J. Fertitta, III and Jill Ann Fertitta Family Trust (the F&J Fertitta Family Trust), in its capacity as the record owner of the Issuer’s securities as set forth herein and sole member of FJF, LLC; (xi) Frank J. Fertitta, III 2006 Irrevocable Trust (the FJF Irrevocable Trust), in its capacity as the record owner of the Issuer’s securities as set forth herein; (xii) Lorenzo J. Fertitta and Teresa Jo Fertitta Family Trust (the L&T Fertitta Family Trust), in its capacity as the record owner of the Issuer’s securities as set forth herein; (xiii) Lorenzo J. Fertitta 2006 Irrevocable Trust (the LJF Irrevocable Trust), in its capacity as the record owner of the Issuer’s securities as set forth herein; (xiv) L&T Fertitta Grandchildren’s 2020 Irrevocable Trust (L&T Fertitta Grandchildren’s Trust), in its capacity as the record owner of the Issuer’s securities as set forth herein, (xv) F&J Fertitta Grandchildren’s 2020 Irrevocable Trust (F&J Fertitta Grandchildren’s Trust), in its capacity as the record owner of the Issuer’s securities as set forth herein; (xvi) Frank J. Fertitta III; and (xvii) Lorenzo J. Fertitta (the foregoing entities and persons collectively, the Reporting Persons) pursuant to their agreement to the joint filing of this Schedule 13D, attached hereto as Exhibit 19.

As of the date of this statement, (i) FI Station is the record owner of 42,199 shares of Class A Common Stock, 22,613,985 shares of Class B Common Stock and 22,613,985 LLC Units, (ii) FBM Sub 1 is the record owner of 6,000,000 shares of Class B Common Stock and 6,000,000 LLC Units; (iii) FBM is the record owner of 10,127 shares of Class A Common Stock, 28,198,618 shares of Class B Common Stock and 28,198,618 LLC Units, (iv) FJF, LLC is the record owner of 2,697,535 shares of Class A Common Stock, (v) the L&T Fertitta Family Trust is the record owner of 2,697,535 shares of Class A Common Stock, (vi) the FJF Irrevocable Trust is the record owner of 843,134 shares of Class A Common Stock, (vii) the LJF Irrevocable Trust is the record owner of    843,134 shares of Class A Common Stock, (viii) F&J Fertitta Grandchildren’s Trust is the record owner of 675,000 shares of Class A Common Stock and (ix) L&T Fertitta Grandchildren’s Trust is the record owner of 675,000 shares of Class A Common Stock. FI Station’s principal business is to invest in the equity securities of Holdco and the Issuer. FBM Sub 1’s principal business is to hold securities of Holdco and the Issuer and FJF, LLC’s principal business is to hold securities of the Issuer. FBM’s principal business is to invest in the equity securities of Holdco and the Issuer as well as other business enterprises of Frank J. Fertitta, III and Lorenzo J. Fertitta. The principal business of each of the F&J Fertitta Family Trust, L&T Fertitta Family Trust, FJF Irrevocable Trust, LJF Irrevocable Trust, F&J Fertitta Grandchildren’s Trust and L&T Fertitta Grandchildren’s Trust is to hold assets for its beneficiaries. The F&J Fertitta Family Trust is the sole member of FJF, LLC. Fertitta Investment is the majority member of FI Station, and Fertitta Investments’ principal business is to act as such. KVF and LNA are members of FI Station and Fertitta Investment and their principal business is to invest in the equity securities of the Issuer and Holdco as well as other business enterprises of Frank J. Fertitta III and Lorenzo J. Fertitta. The F&J Trust and the L&T Trust are the members of FBM and their principal business is to invest in the equity securities of the Issuer and Holdco as well as other business enterprises of Frank J. Fertitta III and Lorenzo J. Fertitta. Fertitta Holdco is the manager of FI Station and Fertitta Investment and its principal business is to manage FI Station and Fertitta Investment and other business enterprises of Frank J. Fertitta III and Lorenzo J. Fertitta.

Item 3. Source and Amount of Funds or Other Consideration

Item 3 is amended by adding the following paragraph:

On June 2, 2021, the F&J Fertitta Family Trust transferred an aggregate of 2,697,535 shares of Class A Common Stock to FJF, LLC.

SCHEDULE 13D

CUSIP No. 75700L108	Page 21 of 23 Pages

Item 5. Interest in Securities of the Issuer

Item 5(a) and (b) are amended and restated to read as follows:

(a) and (b) The following table sets forth the aggregate number and percentage of the Class A Common Stock beneficially owned by each Reporting Person (based on 70,373,588 shares of Class A Common Stock outstanding as of July 29, 2021). The aggregate number and percentage of the Class A Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3.

Reporting Person	Number of Shares Beneficially Owned	Percentage of Class A Common Stock Outstanding(1)
FBM	27,571,174	28.15%
FI Station	22,144,882	23.95%
FBM Sub 1	5,864,340	7.69%
F&J Fertitta Family Trust	2,697,535	3.83%
FJF, LLC	2,697,535	3.83%
L&T Fertitta Family Trust	2,697,535	3.83%
FJF Irrevocable Trust	843,134	1.20%
LJF Irrevocable Trust	843,134	1.20%
Fertitta Holdco	22,144,882	23.95%
Fertitta Investment	20,434,797	22.51%
KVF	8,415,328	10.68%
LNA	8,415,328	10.68%
F&J Trust	13,785,587	16.38%
L&T Trust	13,785,587	16.38%
F&J Fertitta Grandchildren’s Trust	675,000	0.96%
L&T Fertitta Grandchildren’s Trust	675,000	0.96%
Frank J. Fertitta III	48,617,499	42.37%
Lorenzo J. Fertitta	48,617,499	42.37%
Total for Group	52,833,168	46.05%

(1)

Based on the number of shares of Class A Common Stock (70,373,588) issued and outstanding as of July 29, 2021, and assuming all outstanding LLC Units beneficially owned by the Reporting Person were exchanged for newly-issued shares of Class A Common Stock in accordance with the terms of the Exchange Agreement dated April 28, 2016.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following supplemental information:

FJF, LLC has pledged 2,697,535 shares of Class A Common Stock as collateral security under a margin loan agreement with a third party commercial bank. Other than upon the occurrence, if any, of certain types of default under the revolving line of credit, FJF, LLC retains the right to vote and dispose of the shares subject to the pledge.

Item 7. Material to be Filed as Exhibits

Exhibit	Description

Exhibit 1	Power of Attorney for Frank J. Fertitta III (incorporated by reference to Exhibit 1 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

SCHEDULE 13D

CUSIP No. 75700L108	Page 22 of 23 Pages

Exhibit 2	Power of Attorney for Fertitta Business Management LLC (incorporated by reference to Exhibit 2 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 3	Power of Attorney for FI Station Investor LLC (incorporated by reference to Exhibit 3 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 4	Power of Attorney for Fertitta Investment LLC (incorporated by reference to Exhibit 4 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 5	Power of Attorney for KVF Investments, LLC (incorporated by reference to Exhibit 5 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 6	Power of Attorney for LNA Investments, LLC (incorporated by reference to Exhibit 7 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 7	Power of Attorney for F & J Fertitta Family Business Trust (incorporated by reference to Exhibit 8 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 8	Power of Attorney for L & T Fertitta Family Business Trust (incorporated by reference to Exhibit 9 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 9	Power of Attorney for Lorenzo J. Fertitta (incorporated by reference to Exhibit 10 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 10	Power of Attorney for Fertitta Holdco LLC (incorporated by reference to Exhibit 11 to Amendment No. 1 to the Schedule 13D filed by certain of the Reporting Persons on May 20, 2016).

Exhibit 11	Power of Attorney for The Frank J. Fertitta, III and Jill Ann Fertitta Family Trust (incorporated by reference to Exhibit 11 to Amendment No. 2 to the Schedule 13D filed by certain of the Reporting Persons on August 12, 2019).

Exhibit 12	Power of Attorney for The Lorenzo J. Fertitta and Teresa Jo Fertitta Family Trust (incorporated by reference to Exhibit 12 to Amendment No. 2 to the Schedule 13D filed by certain of the Reporting Persons on August 12, 2019).

Exhibit 13	Power of Attorney for Frank J. Fertitta, III 2006 Irrevocable Trust (incorporated by reference to Exhibit 13 to Amendment No. 2 to the Schedule 13D filed by certain of the Reporting Persons on August 12, 2019).

Exhibit 14	Power of Attorney for Lorenzo J. Fertitta 2006 Irrevocable Trust (incorporated by reference to Exhibit 14 to Amendment No. 2 to the Schedule 13D filed by certain of the Reporting Persons on August 12, 2019).

Exhibit 15	Power of Attorney for FBM Sub 1 LLC (incorporated by reference to Exhibit 15 to Amendment No. 2 to the Schedule 13D filed by certain of the Reporting Persons on August 12, 2019).

Exhibit 16	Power of Attorney for F & J Fertitta Grandchildren’s 2020 Irrevocable Trust (incorporated by reference to Exhibit 17 to Amendment No. 5 to the Schedule 13D filed by the Reporting Persons on August 10, 2020).

SCHEDULE 13D

CUSIP No. 75700L108	Page 23 of 23 Pages

Exhibit 17	Power of Attorney for L & T Fertitta Grandchildren’s 2020 Irrevocable Trust (incorporated by reference to Exhibit 18 to Amendment No. 5 to the Schedule 13D filed by the Reporting Persons on August 10, 2020).

Exhibit 18	Power of Attorney for FJF, LLC.

Exhibit 19	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

SIGNATURES

After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: August 25, 2021

Fertitta Business Management LLC

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

FI Station Investor LLC

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

FBM Sub 1 LLC

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

The Frank J. Fertitta, III and Jill Ann Fertitta Family Trust

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

The Lorenzo J. Fertitta and Teresa Jo Fertitta Family Trust

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

Frank J. Fertitta, III 2006 Irrevocable Trust

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

Lorenzo J. Fertitta 2006 Irrevocable Trust

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

Fertitta Investment LLC

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

Fertitta Holdco LLC

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

LNA Investments, LLC

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

KVF Investments, LLC

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

F & J Fertitta Family Business Trust

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

L & T Fertitta Family Business Trust

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

F & J Fertitta Grandchildren’s 2020 Irrevocable Trust

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

L & T Fertitta Grandchildren’s 2020 Irrevocable Trust

By:	/s/ John Hertig
	Name:	John Hertig
	Title:	Attorney-in-Fact

FJF, LLC

By:	/s/ John A. Hertig
	Name:	John A. Hertig
	Title:	Attorney-in-Fact

/s/ John Hertig as Attorney-in-Fact
Frank J. Fertitta III

/s/ John Hertig as Attorney-in-Fact
Lorenzo J. Fertitta